PROSPECTUS SUPPLEMENT NO. 1 (to Prospectus dated February 18, 2025)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-285030

Jeffs’ Brands Ltd

Up to 143,706 Ordinary Shares

This prospectus supplement updates, amends, and supplements as set forth herein the prospectus dated February 18, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form F-3 (Registration No. 333-285030), which registered the resale of up to 143,706 ordinary shares, no par value (the “Ordinary Shares”) of Jeffs’ Brands Ltd, consisting of: (i) 98,957 Ordinary Shares issuable upon the conversion of a non-recourse convertible promissory note in the principal amount of $2,850,000, or the Principal Amount, held by the Selling Shareholder, or the Promissory Note, based on a conversion price of $32.25648 and (ii) 44,749 Ordinary Shares issuable upon the exercise of a warrant to purchase Ordinary Shares held by the Selling Shareholder (the “Warrant”), including Ordinary Shares that may become issuable pursuant to certain anti-dilution adjustments described more fully in the Promissory Note and Warrant. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Ordinary Shares and warrants issued as part of our initial public offering (the “Public Warrants”) are listed on the Nasdaq Capital Market under the symbol “JFBR” and “JFBRW,” respectively. On September 5, 2025, the last reported sale price of the Ordinary Shares and Public Warrants was $3.69 and $0.0252, respectively. There is no established market for the Promissory Note or the Warrant and we do not intend to apply to list the Promissory Note or the Warrant on any securities exchange or other nationally recognized trading system.

Effective as of the market open on June 16, 2025, we conducted a reverse share split of our issued and outstanding Ordinary Shares at a ratio of 1-for-17 (the “Reverse Split”). All descriptions of our share capital, including share amounts and per share amounts in this prospectus supplement are presented after giving effect to the Reverse Split, however, all other information and documents incorporated by reference into this prospectus supplement or the Prospectus that were filed or furnished prior to June 16, 2025, do not give effect to the Reverse Split.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or other securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 9, 2025.

AMENDED AND RESTATED WARRANT

On September 9, 2025, the Company amended and restated the Warrant, effective as of June 30, 2025 (the “Amended Warrant”). The form of the Amended Warrant was attached as Exhibit 4.1. to a Report of Foreign Private Issuer on Form 6-K furnished by the Company to SEC on September 9, 2025 and is incorporated herein by reference. No changes were made to the number of Ordinary Shares issuable under the Amended Warrant, which following the Reverse Split is 44,749 Ordinary Shares (subject to any adjustment as provided therein).